Exhibit 99.1

PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS THIRD-QUARTER RESULTS

•	Higher-than-expected U.S. and Australia claims significantly reduced income levels
•	Earnings per diluted share: net income $1.95, operating income* $1.35
•	Net premiums up eight percent to $1.9 billion
•	Year-to-date operating return on equity* 10 percent

ST. LOUIS, October 17, 2012 – Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported third-quarter net income of $144.5 million, or $1.95 per diluted share, compared to $134.6 million, or $1.81 per diluted share in the prior-year quarter. Operating income* of $99.9 million, or $1.35 per diluted share, decreased from last year’s $138.8 million, or $1.87 per diluted share, primarily due to higher-than-expected claims in the U.S. and Australia markets as well as a claims liability increase in Australia. Certain amounts for 2011 have been adjusted for the retrospective adoption of new accounting guidance for deferred acquisition costs.

	Quarterly Results		Year-to-Date Results
($ in thousands, except per share data)	2012	2011	2012	2011
Net premiums	$1,912,746	$1,776,165	$5,726,889	$5,300,971
Net income	144,475	134,602	408,904	407,466
Net income per diluted share	1.95	1.81	5.52	5.49
Operating income*	99,902	138,837	334,552	364,824
Operating income per diluted share*	1.35	1.87	4.52	4.92
Book value per share	91.18	73.15
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”)*	62.05	55.47
Total assets	39,924,013	30,736,591

*	See ‘Use of Non-GAAP Financial Measures’ below

Consolidated net premiums increased eight percent to $1,912.7 million from $1,776.2 million in the prior-year quarter, including an adverse effect of $26.0 million from changes in foreign currency exchange rates in the current period. Investment income increased significantly to $396.8 million from $268.2 million in the year-earlier quarter, primarily attributable to a $96.2 million increase in fair value of option contracts, which are included in funds withheld at interest and support the crediting rates for equity-indexed annuities. Additionally, investment income associated with a large fixed deferred annuity coinsurance agreement, which became effective April 1, 2012, contributed to the increase.

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Excluding the effect of spread-based investment income and changes in value of associated derivatives, investment income increased slightly compared with the third quarter of 2011, with declining new money yields mostly offsetting a growing invested asset base. The average book value of non-spread-based invested assets was up approximately $1.3 billion to $17.0 billion, and the average portfolio yield decreased to 4.98 percent from 5.29 percent in the third quarter of 2011. In addition to the impact from the lower interest rate environment, the current-quarter average yield was adversely affected by a higher average amount of short-term investments in the third quarter, partly due to the timing of investing the proceeds from the $400 million subordinated debt offering in August. The portfolio yield averaged about 5.05 percent over the first two quarters of 2012. Net foreign currency fluctuations adversely affected operating income by $2.7 million after taxes, or $0.04 per diluted share.

A. Greig Woodring, president and chief executive officer, commented, “Our operating earnings were depressed this quarter, primarily as a result of high claims in the U.S. and Australia, including a large claim liability increase for our Australian group business. The combined after-tax adverse effect of these items, relative to expectations, was about $0.66 per diluted share. Aside from these businesses, our other operations generally performed as expected or better during the third quarter.

“In Australia, adverse individual mortality and disability claims contributed to a poor quarter. We continue to monitor that business closely. Additionally, we have performed a detailed review of our Australian group reinsurance business and, as a result of the emerging experience, strengthened Australia’s group business claim liabilities by $27.9 million. Those group contracts typically have a duration of three years.

“In the U.S., both the individual mortality and group reinsurance businesses were adversely affected this quarter by higher-than-expected claims. A thorough analysis of the individual mortality experience revealed claims frequency was more prominent than severity this quarter. We expect the volatility in recent quarters to level out over longer horizons. Our U.S. group reinsurance business also experienced higher-than-expected claims in its disability, medical / managed care and life coverages. That business has mostly performed in line with expectations on a year-to-date basis with the exception of the medical / managed care line, which is prone to large claim volatility.

“Consolidated premium growth was solid, rising eight percent on a reported basis and over nine percent in original currencies. Consolidated operating income totaled $99.9 million, or $1.35 per diluted share. Our operating effective tax rate was lower than anticipated this quarter, primarily due to tax-related adjustments for claims experience on certain treaties and other refinements of tax accruals. Book value per share increased to $91.18, including AOCI, and totaled $62.05, excluding AOCI. Our net unrealized capital gains are now $1.9 billion, up 20 percent since June 30, 2012. A relatively stronger equity market helped our asset-intensive operations this quarter as well.

“Annualized operating return on equity was nine percent for the quarter and 10 percent year-to-date. Both of those return levels are lower than our expected rate of return. Historically, our returns have been fairly stable, and we face some degree of headwinds from the current investment environment. Our balance sheet remains strong as does our level of deployable capital. We continue to evaluate a significant number of block and other reinsurance opportunities across the globe.”

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SEGMENT RESULTS

U.S.

The U.S. Traditional sub-segment pre-tax net income decreased to $70.6 million from $85.2 million in last year’s third quarter. Pre-tax operating income totaled $72.5 million, a 10 percent decrease from $80.2 million the year before. Current-quarter results included higher-than-expected claims in both individual mortality and group reinsurance operations. Individual mortality claims experience was approximately $14.2 million, pre-tax, adverse, and group reinsurance results were approximately $12.0 million, pre-tax, below expected levels. The adverse results in group reinsurance included disability, medical/managed care and life coverages. Net premiums rose eight percent, to $1,045.8 million from $971.2 million a year ago, benefiting in part from a 2012 in force transaction.

The U.S. Asset-Intensive business reported pre-tax income of $78.0 million this quarter versus a pre-tax loss of $60.5 million last year, which reflected unfavorable changes in the fair values of various free-standing and embedded derivatives. Pre-tax operating income, which excludes the impact of those derivatives, increased to $27.1 million from $1.5 million last year. The current-period result benefited from favorable equity market performance and the addition of a large block of fixed deferred annuities, effective April 1, 2012.

The U.S. Financial Reinsurance business added pre-tax operating income of $8.3 million this quarter, up about 30 percent from $6.4 million last year. This business continues to contribute strong fee income to the bottom line.

Canada

Canadian operations reported pre-tax net income of $37.5 million compared with $43.7 million in the third quarter of 2011. Pre-tax operating income was $28.1 million this quarter, compared with $35.0 million in the prior-year period. Claims experience was in line with expectations this quarter and was better than expected in the third quarter of 2011. Reported net premiums were up 23 percent to $227.9 million from $185.8 million last year, including an adverse foreign currency effect of $3.4 million. On a Canadian dollar basis, net premiums increased 25 percent.

Asia Pacific

Asia Pacific reported a $16.5 million pre-tax loss this quarter compared with a pre-tax gain of $25.6 million in last year’s third quarter. Pre-tax operating losses totaled $20.7 million compared with pre-tax operating income of $27.3 million last year. Current-period results reflect adverse individual and group claims experience in Australia as well as a $27.9 million increase in claim liabilities for Australia’s group reinsurance operations. That increase was recorded to address emerging adverse claims experience. Net premiums were up slightly to $330.4 million from $328.3 million in the prior year. Foreign currency fluctuations adversely affected premiums and pre-tax operating income by approximately $5.4 million and $1.3 million, respectively, this period. Original currency premiums rose two percent over the third quarter of 2011.

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Europe & South Africa

Europe & South Africa reported pre-tax net income of $32.2 million, up from $12.0 million in the year-ago quarter. Pre-tax operating income was $25.1 million, more than doubling the $10.0 million result a year ago. Nearly all markets in this segment outperformed expectations, including the largest operation in the U.K., which reported favorable mortality and morbidity experience. Foreign currency fluctuations adversely affected pre-tax operating income by approximately $3.0 million. Net premiums totaled $303.1 million, up six percent from $286.1 million the year before, including an adverse currency effect of $17.2 million. On a local currency basis, net premiums increased 12 percent.

Corporate and Other

The Corporate and Other segment reported a pre-tax net loss of $8.4 million in the third quarter, contrasted with pre-tax net income of $43.9 million in the year-ago period. Pre-tax operating losses were $5.9 million in the current period compared with pre-tax operating income of $4.2 million last year. Interest expense for the quarter includes the impact of the $400 million, 6.2 percent, subordinated debt offering in August. The prior-year period pre-tax net income included a $50.9 million gain associated with the repurchase of collateral finance facility securities.

Dividend Declaration

The board of directors declared a regular quarterly dividend of $0.24, payable November 30 to shareholders of record as of November 9.

Earnings Conference Call

The Company’s conference call, previously scheduled for October 23, will be held tomorrow, October 18, at 9 a.m. Eastern Time. Interested parties may access the call by dialing 877-857-6144 (domestic) or 719-325-4819 (international). The access code is 7423266. A live audio webcast of the conference call will be available on the company’s investor relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through October 26 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 7423266.

The company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the company posts periodic reports, press releases and other useful information on its investor relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s

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management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations and the cumulative effect of any accounting changes, which management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

About RGA

Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, the United Arab Emirates, the United Kingdom and the United States. Worldwide, the company has approximately $2.9 trillion of life reinsurance in force, and assets of $39.9 billion.

Cautionary Statement Regarding Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on our liquidity, access to capital, and cost of capital,

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(2) the impairment of other financial institutions and its effect on our business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to our collateral arrangements, (4) the fact that the determination of allowances and impairments taken on our investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in our financial strength and credit ratings and the effect of such changes on our future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of our investment securities or result in the impairment of all or a portion of the value of certain of our investment securities, (11) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (12) risks inherent in our risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which we operate, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to our initiatives, (18) the success of our clients, (19) successful execution of our entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) our ability to successfully integrate and operate reinsurance business that we acquire, (22) action by regulators who have authority over our reinsurance operations in the jurisdictions in which we operate, (23) our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where we or our clients do business, (25) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, (26) the effect of our status as an insurance holding company and regulatory restrictions on our ability to pay principal and interest on our debt obligations, and (27) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.

Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2011.

Investor Contact

John W. Hayden

Senior Vice President – Controller and Investor Relations

(636) 736-7000

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Consolidated Net Income to Operating Income

(Dollars in thousands)

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
GAAP net income	$144,475	$134,602	$408,904	$407,466
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(11,972)	(144,834)	(18,617)	(171,005)
Capital (gains) losses on funds withheld:
Included in investment income	(4,160)	(6,374)	(6,944)	(3,218)
Included in policy acquisition costs and other insurance expenses	79	672	314	586
Embedded derivatives:
Included in investment related (gains) losses, net	(37,320)	235,828	(74,737)	165,723
Included in interest credited	(108)	24,400	24,302	20,669
Included in policy acquisition costs and other insurance expenses	—	(2,381)	—	(1,815)
DAC offset, net	8,908	(70,011)	1,330	(20,140)
Gain on repurchase of collateral finance facility securities	—	(33,065)	—	(36,296)
Loss on retirement of Preferred Income Equity Redeemable Securities (“PIERS”)	—	—	—	2,854

Operating income	$99,902	$138,837	$334,552	$364,824

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Income before income taxes	$201,479	$156,396	$598,134	$570,320
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(16,940)	(221,194)	(25,026)	(260,247)
Capital (gains) losses on funds withheld:
Included in investment income	(6,400)	(9,806)	(10,683)	(4,950)
Included in policy acquisition costs and other insurance expenses	122	1,034	483	902
Embedded derivatives:
Included in investment related (gains) losses, net	(57,415)	362,813	(114,980)	254,959
Included in interest credited	(167)	37,539	37,387	31,799
Included in policy acquisition costs and other insurance expenses	—	(3,664)	—	(2,793)
DAC offset, net	13,705	(107,709)	2,047	(30,984)
Gain on repurchase of collateral finance facility securities	—	(50,869)	—	(55,840)
Loss on retirement of PIERS	—	—	—	4,391

Pre-tax operating income	$134,384	$164,540	$487,362	$507,557

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

	Three Months Ended September 30, 2012
(Unaudited)
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. Operations:
Traditional	$70,556	$2,506		$(579)		$72,483
Asset Intensive	77,986	(32,792	) (1)	(18,075	) (2)	27,119
Financial Reinsurance	8,136	146		—		8,282

Total U.S.	156,678	(30,140)		(18,654)		107,884
Canada Operations	37,520	(9,378)		—		28,142
Europe & South Africa	32,166	(7,111)		—		25,055
Asia Pacific Operations	(16,483)	(4,265)		—		(20,748)
Corporate and Other	(8,402)	2,453		—		(5,949)

Consolidated	$201,479	$(48,441)		$(18,654)		$134,384

(1)	Asset Intensive is net of $(25,223) DAC offset.
(2)	Asset Intensive is net of $38,928 DAC offset.

	Three Months Ended September 30, 2011
(Unaudited)
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Net (gain) loss on repurchase and retirement of securities	Pre-tax operating income
U.S. Operations:
Traditional	$85,229	$(3,681)		$(1,375)		—	$80,173
Asset Intensive	(60,530)	(25,501	) (1)	87,553	(2)	—	1,522
Financial Reinsurance	6,392	13		—		—	6,405

Total U.S.	31,091	(29,169)		86,178		—	88,100
Canada Operations	43,711	(8,729)		—		—	34,982
Europe & South Africa	12,029	(2,000)		—		—	10,029
Asia Pacific Operations	25,644	1,625		—		—	27,269
Corporate and Other	43,921	11,108		—		(50,869)	4,160

Consolidated	$156,396	$(27,165)		$86,178		$(50,869)	$164,540

(1)	Asset Intensive is net of $202,801 DAC offset.
(2)	Asset Intensive is net of $(310,510) DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

	Nine Months Ended September 30, 2012
(Unaudited)
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. Operations:
Traditional	$216,734	$14,900		$(678)		$230,956
Asset Intensive	149,178	(65,622	) (1)	(15,313	) (2)	68,243
Financial Reinsurance	24,097	253		—		24,350

Total U.S.	390,009	(50,469)		(15,991)		323,549
Canada Operations	127,613	(22,305)		—		105,308
Europe & South Africa	58,363	(10,249)		—		48,114
Asia Pacific Operations	39,443	(10,555)		—		28,888
Corporate and Other	(17,294)	(1,203)		—		(18,497)

Consolidated	$598,134	$(94,781)		$(15,991)		$487,362

(1)	Asset Intensive is net of $(59,555) DAC offset.
(2)	Asset Intensive is net of $61,602 DAC offset.

	Nine Months Ended September 30, 2011
(Unaudited)
	Pre-tax net income	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Net (gain) loss on repurchase and retirement of securities	Pre-tax operating income
U.S. Operations:
Traditional	$251,381	$(12,761)		$(1,375)		$—	$237,245
Asset Intensive	22,047	(27,742	) (1)	48,543	(2)	—	42,848
Financial Reinsurance	19,509	41		—		—	19,550

Total U.S.	292,937	(40,462)		47,168		—	299,643
Canada Operations	117,712	(15,253)		—		—	102,459
Europe & South Africa	47,089	(3,049)		—		—	44,040
Asia Pacific Operations	51,946	2,253		—		—	54,199
Corporate and Other	60,636	(1,971)		—		(51,449)	7,216

Consolidated	$570,320	$(58,482)		$47,168		$(51,449)	$507,557

(1)	Asset Intensive is net of $205,813 DAC offset.
(2)	Asset Intensive is net of $(236,797) DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Per Share and Shares Data

(In thousands, except per share data)

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Diluted earnings per share from operating income	$1.35	$1.87	$4.52	$4.92

Earnings per share from net income:
Basic earnings per share	$1.96	$1.82	$5.55	$5.53
Diluted earnings per share	$1.95	$1.81	$5.52	$5.49

Weighted average number of common and common equivalent shares outstanding	74,138	74,254	74,078	74,207

(Unaudited)	At or For the Nine Months Ended September 30,
	2012	2011
Treasury shares	5,286	5,871
Common shares outstanding	73,852	73,267
Book value per share outstanding	$91.18	$73.15
Book value per share outstanding, before impact of AOCI	$62.05	$55.47

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Dollars in thousands)

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Net premiums	$1,912,746	$1,776,165	$5,726,889	$5,300,971
Investment income, net of related expenses	396,781	268,210	1,066,055	976,686
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(1,996)	(11,911)	(11,562)	(19,049)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	(559)	3,089	(7,618)	3,381
Other investment related gains (losses), net	78,608	(130,778)	162,554	27,076

Total investment related gains (losses), net	76,053	(139,600)	143,374	11,408
Other revenue	63,501	90,132	181,491	192,254

Total revenues	2,449,081	1,994,907	7,117,809	6,481,319

Benefits and expenses:
Claims and other policy benefits	1,662,625	1,514,765	4,868,220	4,504,227
Interest credited	130,341	35,251	285,080	237,510
Policy acquisition costs and other insurance expenses	318,106	164,372	961,679	785,138
Other operating expenses	103,786	94,029	319,425	297,340
Interest expense	29,749	27,025	76,431	77,412
Collateral finance facility expense	2,995	3,069	8,840	9,372

Total benefits and expenses	2,247,602	1,838,511	6,519,675	5,910,999

Income before income taxes	201,479	156,396	598,134	570,320
Income tax expense	57,004	21,794	189,230	162,854

Net income	$144,475	$134,602	$408,904	$407,466

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